EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 22, 2004, except for note 18, as to which the date is January 22, 2005, relating to the consolidated financial statements of Aixtron Aktiengesellschaft as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of financial statements), appearing in Amendment No. 1 to Registration Statement No. 333-122624 on Form F-4 of Aixton Aktiengesellschaft.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Hanover, Germany

March 22, 2005